HARDINGE INC.
RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (“Agreement”), dated as of November 18, 2015 (the “Effective Date”), is between Hardinge Inc., a New York corporation (“Hardinge” or the “Company”), and Douglas J. Malone (the “Employee”).

WHEREAS, Hardinge desires to incentivize the Employee to continue employment with the Company (or its direct or indirect subsidiary, as applicable) during such time that the Company is evaluating strategic alternatives, including a possible Change of Control Transaction and, if a Change of Control Transaction occurs, during a transition period following such transaction.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Hardinge and the Employee, intending to be legally bound, agree as follows:

1.	Definitions. Capitalized terms used in this Agreement (including the recitals hereto) and not otherwise defined have the meaning set forth in Exhibit A.

2.	Amount of Retention Bonus. Subject to the terms and conditions of this Agreement, the Employee shall be eligible to receive a retention bonus in the amount of $100,000.00 (“Retention Bonus”).

3.
Payment of Retention Bonus. The Retention Bonus will be due and payable by Hardinge on the Payment Date. The Retention Bonus shall be subject to withholding of all applicable taxes and other deductions.

4.
Requirement of Continuous Employment. If the Employee’s employment with Hardinge (or its direct or indirect subsidiary, as applicable) terminates prior to the Payment Date for any reason other than as a result of an Involuntary Separation, then the Employee shall not be entitled to the Retention Bonus or any portion thereof and this Agreement shall terminate and be of no further force or effect.

5.
Effect of Retention Bonus on Other Benefits. The entitlement to or payment of the Retention Bonus will not alter the Employee’s entitlement to, or the amount of, any severance or other payment or benefit the Employee is entitled to under any other plans, policies or arrangements of the Company (or its direct or indirect subsidiary, as applicable), and compensation payable hereunder shall not be treated as compensation in respect of any such plan, policy or arrangement. Without limiting the generality of the foregoing, the Retention Bonus shall be disregarded in any calculation of the amount of severance payable to the Employee pursuant to the terms of the Amended and Restated Employment Agreement dated as of December 16, 2013 between Hardinge and the Employee (“Employment Agreement”).

6.
No Right to Continued Employment. Nothing herein shall confer upon the Employee the right to remain in the employ or service of Hardinge (or its direct or indirect subsidiary, as applicable), and, subject to the terms of the Employment Agreement, nothing herein shall restrict the ability of Hardinge (or its direct or indirect subsidiary, as applicable) to terminate the Employee’s employment.

7.
Non-Solicitation Covenant. In consideration of the Company’s payment of the Retention Bonus, the Employee agrees that during the one (1) year period following the Payment Date, the Employee shall not, directly or indirectly, as a sole proprietor, member of a partnership or other business organization or entity, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company or any of its direct or indirect subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any of its direct or indirect subsidiaries; or (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person who is employed by the Company or its subsidiaries or induce such person to terminate his or her employment with the Company or its subsidiaries. Notwithstanding the foregoing, Section 8 of this Agreement shall be void and of no effect if the Employee terminates employment under circumstances which cause him to be bound by the non-solicitation covenants set forth in Section 7.2.1 of the Employment Agreement.

8.
Funding. The obligations of the Employer to pay the Retention Bonus shall be contractual only, and all such payments shall be made from the general assets of the Employer. The Employee shall rely solely on the unsecured promise of the Company to pay the Retention Bonus, and nothing herein shall be construed to give the Employee any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever of Hardinge or in which it may have any right, title or interest now or in the future.

9.
Section 409A. Notwithstanding any other provision of this Agreement, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall at all times be interpreted in accordance with such intent. Employee shall have no right to designate the time of payment of the Retention Bonus.

10.
Authority of Compensation Committee. This Agreement shall be administered by the Compensation Committee of Hardinge’s Board of Directors (the “Committee”). The Committee has the authority, in its sole discretion, to interpret the provisions of this Agreement and the Employee’s entitlement to the Retention Bonus, and to make any determination the Committee believes necessary or advisable for the administration of this Agreement. All decisions of the Committee in the administration of this Agreement are conclusive and binding on the Employee. If in the opinion of the Committee, the Employee engages in any activity or conduct which is contrary to the best interests of the Company or any of its direct or indirect subsidiaries, this Agreement may be terminated by Hardinge and the Employee will not be entitled to receive the Retention Bonus or any portion thereof.

11.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to conflict of law principles thereof.

12.
Successors. This Agreement shall inure to the benefit of the Employee and the Employee’s heirs and beneficiaries. This Agreement shall be binding on and inure to the benefit of Hardinge and its respective successors and assigns, whether by merger, sale of assets or otherwise.

13.	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

14.
Entire Agreement. This Agreement represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter. This Agreement shall not be amended except in a writing executed by the Employee and a duly authorized officer of the Company.

15.
Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HARDINGE INC.

By:	/S/ Richard L. Simons
Richard L. Simons
President and Chief Executive Officer

/S/ Douglas J. Malone
Douglas J. Malone
Vice President and Chief Financial Officer

Exhibit A

Certain Defined Terms

“Cause” has the meaning set forth in the Employment Agreement.

“Change of Control Transaction” has the same meaning as ascribed in the Employment Agreement to the term “Change in Control”.

“Good Reason” has the meaning set forth in the Employment Agreement.

“Involuntary Separation” means a termination of the Employee’s employment with Hardinge, or its applicable direct or indirect subsidiary, as a result of any of the following events: (i) the Employee’s death, (ii) the Employee’s inability to perform his or her duties of employment for a period in excess of sixty (60) consecutive days as a result of physical or mental incapacity, as certified in writing by a licensed treating physician, (iii) termination of the Employee’s employment by Hardinge or its applicable direct or indirect subsidiary, without Cause, or (iv) resignation by the Employee due to Good Reason.

“Payment Date” means the earlier to occur of the Scheduled Payment Date or the date that is the thirtieth (30th) day following an Involuntary Separation.

“Scheduled Payment Date” means the one year anniversary of the Effective Date; provided, however, that if a Change of Control Transaction occurs prior to the one year anniversary of the Effective Date, then the Scheduled Payment Date shall be the date that is the one year anniversary of the date on which the Change of Control Transaction occurred.